TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered by and between TORTOISE TAX-ADVANTAGED SOCIAL INFRASTRUCTURE FUND, INC., a Maryland corporation (the “Fund”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Fund will be registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end non-diversified management investment company that will operate as an interval fund pursuant to Rule 23c-3 under the 1940 Act, and shares of the Fund will be registered under the Securities Act of 1933, as amended (the “1933 Act” and together with the 1940 Act, the “Acts”); and

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Fund desires to retain USBFS to provide transfer and dividend disbursing agent services.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Fund hereby appoints USBFS as transfer agent of the Fund on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to the Fund:

A.

Receive and process all orders for the purchase, exchange, transfer and/or repurchase of shares in accordance with applicable rules under the 1940 Act and other applicable regulations, and as specified in the Funds’ prospectus (the “Prospectus”).

B.

Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Fund’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

C.	Process repurchase requests received in good order and, where relevant, deliver appropriate documentation to the Fund’s custodian.

D.	Pay proceeds upon receipt from the Fund’s custodian, where relevant, in accordance with the instructions of shareholders participating in a repurchase offer.

E.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

F.

Prepare and transmit payments for, or apply reinvestment of, dividends and distributions declared by the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

G.	Serve as the Fund’s agent in connection with accumulation, open account or similar plans (e.g., periodic investment plans).

H.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., automatic investment, dividend reinvestment).

I.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

J.

Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

K.	Prepare ad-hoc reports as necessary at prevailing rates.

L.	Prepare shareholder name and address lists.

M.	Mail shareholder reports, Prospectuses and notices of repurchase offers pursuant to Rule 23c-3 under the 1940 Act to current shareholders.

N.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends, distributions and repurchases for all shareholders.

O.

Provide shareholder account information upon shareholders or Fund requests and prepare and mail confirmations and statements of account to shareholders for all purchases, repurchases and other confirmable transactions as agreed upon with the Fund.

P.	Deduct and remit to the Fund any applicable redemption fee from repurchases pursuant to the Fund’s Prospectus.

Q.

Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable federal and state tax laws and regulations.

R.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder within required time periods established by applicable regulation.

S.

Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit A hereto.

T.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund.

U.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.

V.

Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 or any rules or regulations promulgated by the U.S. Securities and Exchange Commission (“SEC”) thereunder, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

W.

In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Fund’s Chief Compliance Officer with reasonable access to USBFS’ Fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Fund.

3.	Additional Services to be Provided by USBFS

A.

If the Fund so elects by including the service it wishes to receive in its fee schedule, USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

Internet Access, Vision Electronic Statement Service, Chat and INFORMATM (Exhibit C)

MARS SystemTM (Exhibit D)

Mutual Fund Profile II (If elected by the Fund, a separate Agreement will need to be signed by the parties and the Investment Advisor of the Fund.)

The Fund hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibits C and D are selected by the Fund, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibits C and D, the exhibits shall control. The provisions of Exhibits C and D, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 14 hereof.

B.

USBFS shall allow the Fund access to various fund data, systems, industry information and processes as the parties may agree to from time to time, through Mutual Fund eXchange (“MFx”), subject to the terms of this Agreement and the additional terms and conditions contained in the on-line MFx access agreement to be entered into upon accessing MFx for the first time. USBFS shall enable the Fund to access MFx services by supplying the Fund with necessary software, training, information and connectivity support as mutually agreed upon, all of which shall constitute confidential knowledge and information of USBFS and shall be used by the Fund only as necessary to access MFx services pursuant to this Agreement. The Fund shall provide for the security of all codes and system access mechanisms relating to MFx provided to it by USBFS and implement such security procedures and/or devices to ensure the integrity of MFx. The Fund hereby understands that USBFS will perform periodic maintenance to the MFx hardware and software being accessed, which may cause temporary service interruptions. USBFS shall notify the Fund of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

The Fund hereby acknowledges that all programs, software, manuals and other written information relating to MFx access provided by USBFS pursuant to this Agreement shall remain the exclusive property of USBFS at all times.

The Fund acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to MFx. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH MFx. However, USBFS will assist the Fund in verifying the accuracy of any of the information made available to the Fund through MFx and covered by this Agreement.

In the event of termination of this Agreement, in addition to the requirements set forth in Section 14 hereof, the Fund shall immediately end its access to MFx and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement.

4.	Lost Shareholder Due Diligence Searches and Servicing

The Fund hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. Costs associated with such searches will be passed through to the Fund as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit B hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Fund hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. The Fund hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Fund hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

5.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Fund acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Fund and USBFS have each determined that the Procedures, as part of the Fund’s overall anti-money laundering program and red flag identity theft prevention program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Bank Secrecy Act, Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Fund hereby instructs and directs USBFS to implement the Procedures on the Fund’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund’s anti-money laundering and identity theft responsibilities.

USBFS agrees to provide to the Fund:

(a)

Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Fund or any shareholder of the Fund;

(b)

Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Fund agrees not to communicate this information to the customer;

(c)

Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring or the red flag identity theft prevention program on behalf of the Fund;

(d)	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c) immediately above; and

(e)	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Fund.

The Fund hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’ implementation of the Procedures, on behalf of the Fund, as they may request, and (ii) permit such federal regulators to inspect USBFS’ implementation of the Procedures on behalf of the Fund.

6.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). USBFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit B as are reasonably incurred and documented by USBFS in performing its duties hereunder. The Fund shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Fund to USBFS shall only be paid out of assets and property of the Fund.

7.	Representations and Warranties

A.	The Fund hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its declaration of trust, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)

A registration statement under the 1940 Act and the 1933 Act will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Fund to make a continuous public offering of its shares; and

(5)

All records of the Fund (including, without limitation, all shareholder and account records) provided to USBFS by the Fund or by a prior transfer agent of the Fund are accurate and complete and USBFS is entitled to rely on all such records in the form provided.

B.	USBFS hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

8.	Standard of Care; Indemnification; Limitation of Liability

A.

USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except any losses arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or applicable law, or its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBFS from and against any and all actual claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reasonable reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Fund, as approved by the board of directors of the Fund (the “Board of Directors”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, fraud, negligence or willful misconduct in the performance of its duties under this Agreement. USBFS shall act in good faith and in a commercially reasonable manner to mitigate any losses, expenses or liabilities it may suffer. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees. USBFS shall endeavor to provide the Fund such reasonable estimates, including reasonable estimates related to amounts incurred for services provided hereunder, in connection with claims for which USBFS seeks indemnity from the Fund.

USBFS shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund” shall include the Fund’s trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for: (i) any consequential, special or punitive damages under any provision of this Agreement; or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, terrorism, riots or failure beyond its control of transportation or supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

9.	Data Necessary to Perform Services

The Fund or its agent shall furnish to USBFS the data reasonably necessary to perform the services described herein at such times and in such form as mutually agreed upon.

10.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that USBFS shall promptly inform the Fund of such request if permitted by applicable law, or (iii) when so requested by the Fund. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm Leach Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders. In addition, USBFS shall implement and maintain an effective information security program reasonably designed to protect information relating to shareholders (such information, “Personal Information”), which program of the Fund shall include sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) insure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any shareholder (the “Information

Security Program”). The Information Security Program shall comply with reasonable information security practices within the transfer agency industry. Upon written request from the Fund, USBFS shall provide a written description of its Information Security Program to the Fund.

USBFS shall promptly notify the Fund in writing of any breach of security, misuse or misappropriation of, or unauthorized access to (in each case, whether actual or alleged) any Personal Information (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). USBFS shall promptly investigate and remedy, and bear the reasonable cost associated with notification of any affected party, including printing, mailing, service center response and one (1) year of credit monitoring per affected individual, if necessary, to address any Security Breach. USBFS shall bear the cost of the Security Breach only if USBFS is determined to be responsible for such Security Breach or for failure to prevent such Security Breach. In addition to, and without limiting the foregoing, USBFS shall promptly cooperate with the Fund or any of its affiliates’ regulators at USBFS’ expense (only if USBFS is determined to be responsible for its Security Breach) to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony.

11.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund or its designee on and in accordance with its request.

12.	Compliance with Laws

The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information. USBFS’s services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto.

13.	Duties in the Event of Termination

In the event that, in connection with the termination of this Agreement, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Fund by written notice to USBFS, USBFS will promptly, upon such termination and at the expense (which shall include only reasonable and documented miscellaneous costs) of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBFS has maintained the same, the Fund shall pay any reasonable and documented miscellaneous expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund.

All reasonable fees associated with the transfer of all relevant books, records, correspondence and other data (including all fees associated with transferring the data to a form that may differ from the form in which USBFS has maintained the data) established or maintained by USBFS under this Agreement, and all reasonable fees associated with record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor to any of USBFS’s duties or responsibilities hereunder (together the “Conversion Fees”) shall be paid by the Trust, provided, however, that if USBFS terminates this Agreement prior to the expiration of the initial term or other than in connection with a material breach of this Agreement by the Trust, or in connection with USBFS ceasing to provide transfer agency services substantially similar to those provided in this Agreement, USBFS shall pay the Conversion Fees.

14.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year, and will continue in effect for successive annual periods thereafter. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party specifying in reasonable detail the nature of such breach. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Fund, and authorized or approved by the Board of Directors.

15.	Early Termination

In the absence of any material breach of this Agreement, should the Fund elect to terminate this Agreement prior to the end of the first full year of service, the Fund agrees to pay the following fees:

a.	the full annual minimum fee as listed in Exhibit B less any fees already paid for the first full year of services under this Agreement ;

b.	all fees associated with converting services to successor service provider;

c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider,; and

d.	all miscellaneous costs associated with a. through c. above.

16.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of USBFS, or by USBFS without the written consent of the Fund accompanied by the authorization or approval of the Fund’s Board of Directors.

17.	Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder. Courts within the state of Wisconsin will have exclusive jurisdiction over all disputes between the parties arising out of or relating to this Agreement. The parties hereby consent to and agree to submit to the jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

18.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

19.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

20.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

21.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

Phone: [USBFS to Provide]

Fax: [USBFS to Provide]

and

Tortoise Tax-Advantaged Social Infrastructure Fund, Inc.

11550 Ash Street, Suite 300

Leawood, KS 66211

22.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

24.	Trust Limitations

This Agreement is executed by the Fund and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Fund individually but are binding only on the Fund and the assets and property of the Fund.

(Signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

TORTOISE	TAX-ADVANTAGED SOCIAL INFRASTRUCTURE FUND, INC.

By:	/s/ P. Bradley Adams
Name: P. Bradley Adams
Title: CEO
Date: 3/22/18

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Anita de. Zagrodnik
Name: Anita de. Zagrodnik
Title: Senior VP
Date: 3/23/18

Exhibit A

to the Transfer Agent Servicing Agreement –

Tortoise Tax-Advantaged Social Infrastructure Fund, Inc.

As of Processing Policy

USBFS will reimburse the Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts the Fund’s net asset value per share by at least 1⁄2 cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1⁄2 cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

Exhibit B to the Transfer Agent Servicing Agreement –

Tortoise Tax-Advantaged Social Infrastructure Fund, Inc.

Investor	Services/Stock Transfer Agency Fee Schedule at March, 2018

Private and Interval Funds*

Annual Service Charges to the Fund*

• Base Fee Per CUSIP	$24,000 first year

$30,000 year 2-4

$36,000 year 5 and thereafter

• Open Accounts (NSCC)	$15.00 per open account

• Other Open Accounts	$16.00 per open account

• Closed Accounts	$2.50 per closed account

System	Implementation One Time Fee

•	$12,000 amortized over one year

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor statements, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.

Additional Services

Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule: Available but not included above are the following services- client Web data access, client dedicated line data access, programming charges, physical certificate processing, CUSIP setup and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

Exhibit C

to the Transfer Agent Servicing Agreement –

Tortoise Tax-Advantaged Social Infrastructure Fund, Inc.

1.	Services and Definitions

A.

Digital Investor – Shareholder internet access by shareholders to their shareholder account information and investment transaction capabilities (“Internet Service”). Internet service is connected directly to the Fund group’s web site(s) through a transparent hyperlink. Shareholders can access, among other information, account information and portfolio listings within the Trust’s Funds, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.	“InformaTM” means the system made available through DST Output, a wholly owned subsidiary of DST Systems, Inc. (“DST”) known as “InformaTM”

C.

“INFORMA Services” means the services which are made which enables DST to make available certain data from DST’s TA2000® mutual fund record-keeping systems through the Internet to authorized Users.available to consenting end-users (“User”, as defined below) through the system known as Fan Web (as defined below), whereby certain electronic statements (“E-Statements”, as further defined below) may be searched, viewed, downloaded and printed. INFORMA Services also include notification to the end-user of the availability of E-Statements and storage of E-Statement documents.

D.

“E-Statement” means an electronic version of daily confirms, monthly, quarterly or annual statements, and shareholder tax statements created with investor transaction data housed on DST’s TA2000® mutual fund record keeping system, with images available online via a secure web site.

E.	Vision Electronic Statement Services – Online account access for broker/dealers, financial planners, and RIAs.

F.

Chat – A web-based system to permit shareholders and potential shareholders to engage customer service agents through Internet chat. Services offered through chat are the same as through telephone servicing and include account information, transaction history, account maintenance, purchase, liquidation, etc.

G.	Electronic Services shall consist of those services set out in paragraph A to F above (“Electronic Services”).

H.	“User(s)” means the consenting person(s) to whom E-Statements are made available.

2.	Duties and Responsibilities of USBFS

USBFS shall:

A.

Make Shareholder Internet Service available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBFS’s reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.

Provide installation services for Internet Service, which shall include review and approval of the Fund’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Fund to implement and maintain) a hypertext link between the Electronic Services site and the Fund’s web site(s) and testing the network connectivity and performance.

C.

Maintain and support the Internet Service, which shall include providing error corrections, minor enhancements and interim upgrades to the Internet Service that are made generally available to the Internet Services customers and providing help desk support to provide assistance to the Fund’s employees and agents with their use of the Internt Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBFS to the Internet Services customers, as determined solely by USBFS or (ii) maintenance of customized features.

D.

Establish systems to guide, assist and permit End Users (as defined below) who access the Internet Services site from the Fund’s web site(s) to electronically perform inquiries and create and transmit transaction requests to USBFS.

E.	Address and mail, at the Fund’s expense, notification and promotional mailings and other communications provided by the Fund to shareholders regarding the availability of the Internet Services.

F.

Prepare and process new account applications received through the Internet Service from shareholders determined by the Fund to be eligible for such services and in connection with such, the Fund agrees as follows:

(1)	to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH; and

(2)	the Fund shall be responsible for any resulting gain/loss liability associated with the ACH process.

G.	Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the Fund’s shares upon completion of the transaction.

H.

Utilize encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. In no event shall USBFS use encryption weaker than 128-bit or any stronger technology industry standard that becomes common for used in similar applications. USBFS will take reasonable actions, including periodic scans of Internet interfaces and the Internet Service, to protect the Internet web site that provides the Internet Service and related network, against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

I.	Inform the Fund promptly of any malfunctions, problems, errors or service interruptions with respect to the Internet Services of which USBFS becomes aware.

J.

Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Fund to USBFS in writing from time to time, and all “point and click” features of the Internet Service relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

K.	Establish and provide to the Fund written procedures, which may be amended from time to time by USBFS with the written consent of the Fund, regarding End User access to the Internet Service.

L.

Provide the Fund with daily reports of transactions listing all purchases or transfers made by each End User separately. USBFS shall also furnish the Fund with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

M.

Annually engage a third party to audit its internal controls for the Internet Service and compliance with all guidelines for the Internet Service included herein and provide the Fund with a copy of the auditor’s report promptly.

N.	Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

O.	Be responsible for timely and adequately notifying User via e-mail that the User’s E-Statement is available at the appropriate Internet site.

P.	Ensure the E-Statement is available for the User on the Fund’s Internet site for a minimum period of 24 months after delivery.

3.	Duties and Responsibilities of the Fund

The Fund assumes exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Fund’s or End Users’ failure to properly access the Electronic Services in the manner prescribed by USBFS, and for the Fund’s failure to supply accurate information to USBFS.

Also, the Fund shall:

A.

Revise and update the applicable Prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBFS.

B.

Be responsible for designing, developing and maintaining one or more web sites for the Fund through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third-party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Fund shall provide USBFS with the name of the host of the Fund’s web site server and shall notify USBFS of any change to the Fund’s web site server host.

C.	Provide USBFS with such information and/or access to the Fund’s web site(s) as is necessary for USBFS to provide the Electronic Services to End Users.

D.

Promptly notify USBFS of any problems or errors with the applicable Electronic Services of which the Fund becomes aware or any changes in policies or procedures of the Fund requiring changes to the Electronic Services.

4.	Additional Representations and Warranties

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Electronic Services site or Fund’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.	Proprietary Rights

A.

Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit C. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B.

The Fund’s web site(s) and the Electronic Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.

Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit C and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit C, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit C.

6.	Compensation

USBFS shall be compensated for providing the Electronic Services in accordance with the fee schedule set forth in Exhibit B (as amended from time to time).

7.	Additional Indemnification; Limitation of Liability

A.

Subject to Section 2, USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBFS’s sole liability to the Fund or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

B.

USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Fund and its trustees, officers and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Fund Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.

If an injunction is issued against the Fund’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Fund the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Fund, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Fund’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Fund. If in the Fund’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Fund, the Fund may terminate all rights and responsibilities under this Exhibit C immediately on written notice to USBFS.

D.

Because the ability of USBFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved in the Electronic Services and shall not be liable for the selection of any such third party, unless USBFS selected the third party in bad faith or in a grossly negligent manner.

E.

USBFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’s data center as determined by the records maintained by USBFS.

F.

Notwithstanding anything to the contrary contained herein, USBFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBFS.

8.	File Security and Retention; Confidentiality

A.

USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Fund’s data bases, files, and other information provided by the Fund to USBFS for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Trust Files”). USBFS’s security provisions with respect to the Electronic Services, the Fund’s web site(s) and the Trust Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information. USBFS agrees that any and all Trust Files maintained by USBFS for the Fund hereunder shall be available for inspection by the Fund’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. USBFS will take such actions as are necessary to protect the intellectual property contained within the Fund’s web site(s) or any software, written materials, or pictorial materials describing or creating the Fund’s web site(s), including all interface designs or specifications. USBFS will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Fund’s web site(s). In addition, USBFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of the Electronic Services.

B.

USBFS shall treat as confidential and not disclose or otherwise make available any of the Fund’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit C for any reason and upon the Fund’s request, USBFS shall return to the Fund, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.

Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

9.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY USBFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TOTAL SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit C, (i) End Users will no longer be able to access the Electronic Services and (ii) the Fund will return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Exhibit D

to the Transfer Agent Servicing Agreement –

Tortoise Tax-Advantaged Social Infrastructure Fund, Inc.

DATA WAREHOUSE SERVICES

1.	Certain Definitions

Whenever used in this Exhibit D, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

A.

“MARS SystemTM” means the system made available through Sales Focus Solutions, a subsidiary of Phoenix American Incorporated, known as “MARSTM” which allows for analysis of sales data from the transfer agent or intermediaries which provides detail for omnibus account trades, identifies or reports suspicious trading activity and manages compliance related activities and reporting.

B.

“Data Warehouse Services” means the services which are made available to consenting end-users (“User,” as defined below) whereby certain Electronic Reports (as defined below) may be searched, viewed, downloaded and printed.

C.	“User(s)” means the person(s) to whom Electronic Reports are made available.

D.

“Electronic Reports” means an Electronic Report created with investor transaction data housed by DST (the Transfer Agent’s record keeping system) and may include but not be limited to: 22c-2 Compliance Reports, Omnibus Account Reconciliation, Sales Reporting, Platform Reporting and Campaign Management and Tracking.

2.	Services Covered

USBFS shall allow access to Data Warehouse Services by authorized Users on behalf of the Fund in accordance with the terms of this Agreement.

3.	Duties and Responsibilities of USBFS

USBFS will provide the following implementation support:

(1)	Project Management Assistance

(2)	Setup and Testing of System Interfaces

(3)	Conversion of Historical Data from the Fund

(4)	Assist with Sales Channel and Sales Territory Setup

(5)	Assist with Clearing/Executing Firm Relationships

(6)	Assist with Compliance Rule Setup

(7)	Database Setup (User Defined Fields)

(8)	Training (additional fee)

USBFS will provide the following support services after implementation:

(1)	Assist with Project Management

(2)	Dedicated Client Service team

(3)	Weekly status calls (if needed)

(4)	Setup and testing of requests from the Fund

(5)	Duplicate Data Identification

(6)	Assistance with System File Imports

(7)	Custom Report Programming (at Programming rates)

(8)	Enhanced support available at a designated fee (such as database query reports, compliance report review and analysis, compliance workflow assistance)

4.	Duties and Responsibilities of the Fund

The Fund shall:

A.	Assume exclusive responsibility for the consequences of any instructions it may give to USBFS and for the Fund’s failure to supply accurate information to USBFS.

B.	Comply and instruct Users to comply with all the User enrollment instructions and authorization procedures.

5.	System Maintenance

The Fund understands that USBFS will have to perform periodic maintenance to the hardware and software used to provide MARSTM and Data Warehouse Services, which may cause temporary service interruptions. USBFS shall notify the Fund of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

6.	Additional Representation and Warranty

The parties hereby warrant that neither party shall knowingly or recklessly insert into any interface, other software, or other program or data provided by such party to the other hereunder, or accessible on the Fund’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall promptly replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

7.	Proprietary Rights

A.

The Fund acknowledges and agrees that by virtue of subscribing to MARSTM and Data Warehouse Services through USBFS, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to provide MARSTM and Data Warehouse Services owned by Sales Focus Solutions and licensed to USBFS. Any interfaces and software provided to the Fund in order to provide connectivity to MARSTM and Data Warehouse through USBFS shall be used by the Fund and Users only for the period during which this Exhibit D is in effect and only in accordance with the terms of this Exhibit D, and shall not be used by the Fund to provide connectivity to or through any other system or person without USBFS’ prior written approval. The Fund shall not copy, decompile or reverse engineer any software or programs provided to the Fund hereunder. The Fund also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

B.

The MARSTM or DATA WAREHOUSE Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Fund. The Fund retains all rights in such intellectual property that may reside on the MARSTM or Data Warehouse Services site, not including any intellectual property provided by or otherwise obtained from USBFS.

8.	Compensation

USBFS shall be compensated for providing MARSTM or Data Warehouse Services to the Fund in accordance with the fee schedule set forth in Amended Exhibit E.

9.	Additional Indemnification; Limitation of Liability

A.

USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF MARSTM AND DATA WAREHOUSE SERVICES. Accordingly, USBFS’ sole liability to the Fund or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in MARSTM or Data Warehouse Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume MARSTM or Data Warehouse Services as promptly as is reasonably possible.

B.

USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Fund and its trustees, officers, employees, and Users from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of MARSTM or Data Warehouse Services and (b) the provision of the Fund Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.

If an injunction is issued against the Fund’s and Users’ use of MARSTM or Data Warehouse Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Fund and Users the right to continue to use MARSTM or Data Warehouse Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Fund, replace or modify MARSTM or Data Warehouse Services so that they become non-infringing, provided that, in the Fund’s judgment, such replacement or modification does not materially and adversely affect the performance of

MARSTM or Data Warehouse Services or significantly lessen their utility to the Fund and Users. If in the Fund’s judgment, such replacement or modification does materially adversely affect the performance of MARSTM or DATA Warehouse Services or significantly lessen their utility to the Fund and Users, the Fund may terminate all rights to use MARSTM or Data Warehouse Services and the Fund’s responsibilities under this Exhibit D immediately on written notice to USBFS without prejudice to any other legal or equitable right or remedy.

D.

Because the ability of USBFS to deliver MARSTM and Data Warehouse Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including Sales Focus Solutions, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of MARSTM and Data Warehouse Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.

E.

The Fund and Users are responsible for verifying the accuracy of their respective data or information that they supply or make available to USBFS for delivery through MARSTM and Data Warehouse Services. The Fund is responsible for advising Users of their responsibilities to promptly notify USBFS of any errors or inaccuracies of which Users are or become aware relating to data or other information made available via MARSTM and Data Warehouse Services with respect to the Fund’s shareholders.

F.

USBFS shall not be responsible for the accuracy of input material from Users and the Fund’s record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’ data center as determined by the records maintained by USBFS.

10.	File Security and Retention; Confidentiality

A.

USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Fund’s data bases, files, and other information provided by the Fund to USBFS for use with MARSTM and Data Warehouse Services, (collectively, “Fund Files”). USBFS’s security provisions with respect to MARSTM and Data Warehouse Services and the Fund Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information. USBFS agrees that any and all Fund Files maintained by USBFS for the Fund hereunder shall be available for inspection by the Fund’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. In addition, USBFS will not use, or permit the use of, names of Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of MARSTM and Data Warehouse Services.

B.

USBFS shall treat as confidential and not disclose or otherwise make available any of the Fund’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct and shall be responsible for ensuring that its agents, employees and consultants who have access to the Confidential Information keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Agreement for any reason and upon the Fund’s request, USBFS shall return to the Fund, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.

Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was properly known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency, provided that to the extent legally permissible, USBFS promptly informs the trust of any such requirement in a manner reasonably calculated to enable the trust to pursue a protective order or other injunctive relief against such disclosure.

11.	Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, MARSTM AND DATA WAREHOUSE SERVICES AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED “AS IS” ON AN “AS AVAILABLE” BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING MARS OR DATA WAREHOUSE SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit D, (i) the Fund and Users will immediately end their access to MARSTM and Data Warehouse Services and (ii) the Fund will return all codes, system access mechanisms, programs, manuals, confidential or proprietary information and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium to the extent permitted by applicable law.